FOR IMMEDIATE RELEASE

ChoiceOne Financial Services, Inc. and Fentura Financial, Inc.

Complete Merger

SPARTA, Mich., and FENTON, Mich., March 3, 2025 (PR NEWSWIRE) – ChoiceOne Financial Services, Inc., (NASDAQ: COFS) (“ChoiceOne”), today announced the completion of the merger of Fentura Financial, Inc. (OTCQX: FETM) (“Fentura”) with and into ChoiceOne, effective as of March 1, 2025. The combined organization is a bank holding company with assets exceeding $4 billion and operates 56 offices across Michigan.

“We are excited to welcome Fentura into our ChoiceOne family,” said ChoiceOne CEO Kelly Potes. “Our acquisition of Fentura is a natural geographical and cultural fit for ChoiceOne and allows us to expand our community bank franchise further into Central and Southeastern Michigan. Our combined company offers greater range and capacity for commercial and consumer lending as well as leading advancements in technology. We believe ChoiceOne offers substantial opportunity for our collective communities, customers, and employees while adding significant value for our shareholders. ChoiceOne will offer small businesses and consumers in West, Central and Southeast Michigan an extensive line of products and services delivered through an enhanced retail network including digital and branch banking.”

The combined organization will be headquartered in Sparta, Michigan. The consolidation of The State Bank with and into ChoiceOne Bank is expected to be effective on March 14, 2025 and the consolidated bank will operate under the ChoiceOne name and brand.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank and The State Bank. Members FDIC. Collectively, ChoiceOne Bank and The State Bank operate 56 offices in parts of Kent, Ottawa, Muskegon, Newaygo, Lapeer, St. Clair, Macomb, Genesee, Jackson, Livingston, Ingham, Saginaw, Shiawassee, and Bay counties. ChoiceOne Bank and The State Bank offer insurance and investment products through ChoiceOne Bank’s subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the Nasdaq Capital Market under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.bank.

Forward-Looking Statements

This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne does not undertake any obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2023, and in any of ChoiceOne’s subsequent SEC filings, which are available on the SEC’s website, www.sec.gov.

Contacts

Kelly Potes

ChoiceOne Chief Executive Officer

616-887-7366
kpotes@choiceone.bank

Michael J. Burke, Jr.

ChoiceOne President

810.664.2977

michael.burke@choiceone.bank

Source: ChoiceOne Financial Services, Inc.

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